Exhibit 99.1

American Spectrum Realty Enters into Letter of Intent with Amerifund Capital Securities

HOUSTON--(BUSINESS WIRE)--June 2, 2010--American Spectrum Realty, Inc. (NYSE AMEX:AQQ) (the “Company”), a real estate investment and management company headquartered in Houston, Texas, announced today that it has entered into a letter of intent with Amerifund Capital Securities, LLC, a Houston-based investment banking firm (“Amerifund”), with respect to a proposed private placement of convertible preferred stock. The private placement is subject to various conditions. If it is consummated, the Company expects to sell up to $10,000,000 in convertible preferred stock to institutional investors.

William J. Carden, CEO, said that the proposed private placement will, if consummated, provide the Company with capital to expand its property portfolio and to its third-party property management business.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 29 offices, industrial and retail properties aggregating approximately 2.6 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc.

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO